Exhibit 4.1
DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

As of December 31, 2024, T Series Middle Market Loan Fund (“we,” “our,” or the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common units (the “Common Units”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit (the “Form 10-K”).
The following description is based on relevant portions of the Delaware Act and of our LLC Agreement. This summary is a description of the material terms of, and is qualified in its entirety by, our LLC Agreement, which is incorporated by reference as an exhibit to the Form 10-K, and may not contain all of the information that is important to you. We refer you to the Delaware Act and our LLC Agreement for a more detailed description of the provisions summarized below.
Description of Our Units
Common Units
Under the terms of the LLC Agreement, we retain the right to accept subscriptions for Capital Commitments to purchase our Common Units during the Investment Period. In addition, holders of Common Units are entitled to one vote for each Common Unit held on all matters submitted to a vote of unitholders and do not have cumulative voting rights. Unitholders are entitled to receive proportionately any distributions declared by the Board of Directors, subject to any preferential dividend rights of outstanding Preferred Units. Upon our liquidation, dissolution or winding up, the unitholders will be entitled to receive ratably our net assets available after the payment of (or establishment of reserves for) all debts and other liabilities and will be subject to the prior rights of any outstanding Preferred Units. Unitholders have no redemption or preemptive rights. The rights, preferences and privileges of unitholders are subject to the rights of the holders of any Preferred Units that we may designate and issue in the future.
Preferred Units
Under the terms of the LLC Agreement, our Board of Directors is authorized to issue one class of Preferred Units without approval of the common unitholders, which Preferred Units would have rights senior to those of the Common Units, and such other characteristics as our Board of Directors may determine, but, for so long as the Company operates as a BDC, in a manner that complies with the legal requirements applicable to a BDC. Prior to the issuance of a series of Preferred Units, the Board of Directors is required by the LLC Agreement to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption. The 1940 Act limits our flexibility as certain rights and preferences of the Preferred Units require, among other things: (i) immediately after issuance and before any distribution is made with respect to the Preferred
BUSINESS.32677445.2

Units, we must meet an asset coverage ratio of total assets to total senior securities, which includes any Preferred Units; and (ii) the holders of Preferred Units, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if and for so long as distributions on the Preferred Units are unpaid in an amount equal to two full years of distributions on the Preferred Units.

Transfer and Resale Restrictions
We intend to sell our Common Units in private offerings in the United States under the exemption provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, Regulation S under the Securities Act and other exemptions from the registration requirements of the Securities Act. Investors who acquire our Common Units in such private offerings are required to complete, execute and deliver a Subscription Agreement, a joinder to our LLC Agreement and related documentation, which includes customary representations and warranties, certain covenants and restrictions and indemnification provisions. Additionally, such investors may be required to provide due diligence information to us for compliance with certain legal requirements. We may, from time to time, engage offering or distribution agents and incur offering or distribution fees or sales commissions in connection with the private offering of our Common Units in certain jurisdictions outside the United States. The cost of any such offering or distribution fees may be borne by an affiliate of the Adviser. We will not incur any such fees or commissions if our net proceeds received upon a sale of our Common Units after such costs would be less than the net asset value per Common Unit.
No transfer of our investors’ Capital Commitments or all or any portion of our investors’ Common Units (including a transfer of solely an economic interest in us) may be made without (a) registration of the transfer on our books and (b) our prior written consent, which may be given or withheld in our sole discretion for any or no reason. In any event, our consent may be withheld including, without limitation, (1) if the creditworthiness of the proposed transferee, as determined by us in our sole discretion, is not sufficient to satisfy all obligations under the Subscription Agreement or (2) if we do not receive an opinion of counsel (who may be counsel for the Company) satisfactory in form and substance to us that provides:
(i) such transfer would not violate the Securities Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to us or the Common Units to be transferred; and
(ii) in the case of a transfer to:
a.an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to the fiduciary responsibility provisions of Title I of ERISA;
b.a “plan” described in Section 4975(e)(1) of the Code, that is subject to Section 4975 of the Code;
c.an entity that is, or is deemed to be, using (for purposes of ERISA or Section 4975 of the Code) “plan assets” to purchase or hold its investments; or
d.a person (including an entity) that has discretionary authority or control with respect to our assets or a person who provides investment advice with respect to our assets or an “affiliate” of such person,
BUSINESS.32677445.2

such transfer would not be a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code or cause all or any portion of our assets to constitute “plan assets” under ERISA or Section 4975 of the Code.
Limited Liability of the Members
No common unitholder or former common unitholder, in its capacity as such, will be liable for any of our debts, liabilities or obligations except as provided hereunder and to the extent otherwise required by law. Each common unitholder will be required to pay to us any Capital Commitments that they have agreed to make to us and the unpaid balance of any other payments that he, she or it is expressly required to make to us pursuant to the LLC Agreement or pursuant to such common unitholder’s Subscription Agreement, as the case may be.
Delaware Law and Certain Limited Liability Company Agreement Provisions
Organization and Duration
We were formed as a Delaware limited liability company on September 14, 2021 with the name “MS BDC 4 LLC”. We changed our name to “T Series Middle Market Investment Loan Fund LLC” on September 21, 2021 and to “T Series Middle Market Loan Fund LLC” on October 4, 2021. We will remain in existence until dissolved in accordance with the LLC Agreement or pursuant to Delaware law.
Purpose
Under the LLC Agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon it pursuant to the agreements relating to such business activity.
Agreement to be Bound by the LLC Agreement, Power of Attorney
By executing the Subscription Agreement (which signature page constitutes a counterpart signature page to the LLC Agreement), each investor accepted by the Company agrees to be admitted as a member of the Company and bound by the terms of the LLC Agreement. Pursuant to the LLC Agreement, each common unitholder and each person who acquires Common Units from a common unitholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the Board of Directors the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the LLC Agreement.
Drawdowns
From time to time in our discretion, we may issue drawdowns on all or any portion of the common unitholders’ undrawn commitments. The undrawn commitments will equal total Capital Commitments minus amounts that common unitholders have contributed to purchase Common Units on previous Drawdown Dates.
Drawdown notices will be issued at least ten business days prior to the Drawdown Date in an amount not to exceed the common unitholders’ undrawn commitments. Purchases will generally be made at a price per Common Unit as determined by the Board of Directors or an
BUSINESS.32677445.2

appropriately designated committee of the Board of Directors prior to the issuance of such Common Units and in accordance with the limitations under Section 23 of the1940 Act. The obligation of common unitholders to fund undrawn commitments is without defense, counterclaim or offset of any kind.
During the Investment Period, drawdowns may be issued at any time for any permitted purpose. Following the end of the Investment Period, we may draw down Capital Commitments to the extent necessary: (i) to pay, and/or establish reserves for, our actual or anticipated expenses, liabilities, including the payment or repayment of financings, or other obligations, contingent or otherwise (including the fees payable to the Adviser pursuant to the Investment Advisory Agreement), whether incurred before or after the end of the Investment Period, (ii) to fulfill investment commitments made or approved by the Adviser prior to the expiration of the Investment Period or complete investments or obligations (including guarantees) in any transactions for which we have entered into a letter of intent, memorandum of understanding, written bid letter, written agreement in principle, or binding written agreement as of the end of the Investment Period (including investments that are funded in phases), (iii) to fund follow-on investments made in existing portfolio companies (including transactions to hedge interest rates relating to such additional investment) and/or (iv) for us to comply with applicable laws and regulations, including the1940 Act and the Code.
Resignation and Removal of Directors; Procedures for Vacancies
Any director may resign at any time by submitting his or her written resignation to the Board of Directors or secretary of the Company. Such resignation will take effect at the time of its receipt by the Company unless another time be fixed in the resignation, in which case it will become effective at the time so fixed. The acceptance of a resignation is not required to make it effective. Any or all of the directors may be removed by (a) the affirmative vote of a majority of the full Board of Directors or (b) the affirmative vote of a majority of all our then-outstanding Units entitled to vote thereon, voting together as a single class; provided, that any or all directors appointed by preferred unitholders may be removed pursuant to clause (b) only by the affirmative vote of at least 66 2/3% in voting power of all our then-outstanding preferred units.
Except as otherwise provided by applicable law, including the 1940 Act, any newly created directorship on the Board of Directors that results from an increase in the number of directors, and any vacancy occurring in the Board of Directors that results from the death, resignation, retirement, disqualification or removal of a director or other cause, will be filled by (i) the appointment and affirmative vote of a majority of the remaining directors in office, although less than a quorum (with a quorum being a majority of the total number of directors), or by a sole remaining director, and (ii) by the affirmative vote of a majority of all our then-outstanding Units, voting together as a single class. Any director elected to fill a vacancy or newly created directorship will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualified, or until his or her death, resignation, retirement, disqualification or removal.
Subject to any applicable law, including any requirement that certain directors be elected by preferred unitholders, a director elected to fill a vacancy or newly created directorship will be subject to ratification by the holders of a majority of the Common Units and Preferred Units (if
BUSINESS.32677445.2

any), voting together as a single class, which must be obtained within one year of such directors’ initial election to the Board of Directors.
Action by Unitholders
Under the LLC Agreement, unitholder action can be taken only at a meeting of unitholders or by written consent in lieu of a meeting by unitholders representing at least the number of units required to approve the matter in question.
Only our Board of Directors, the Chair of the Board of Directors or our Chief Executive Officer may call a meeting of unitholders. Only business specified in our notice of meeting (or supplement thereto) may be conducted at a meeting of unitholders.
Amendment of the LLC Agreement; No Approval by Unitholders
Except as otherwise provided in the LLC Agreement, the terms and provisions of the LLC Agreement may be amended with the consent of the Board of Directors (which term includes any waiver, modification, or deletion of the LLC Agreement) during or after the term of the Company, together with the prior written consent of:
a.If no Preferred Units have been issued and are outstanding, the holders of a majority of the Common Units; and
b.If Preferred Units have been issued and are outstanding, (i) in the case of an amendment not affecting the rights of preferred unitholders, the holders of a majority of the Common Units, (ii) in the case of an amendment not affecting the rights of the common unitholders (including rights or protections with respect to tax consequences of common unitholders), the holders of a majority of the Preferred Units, and (iii) in case of an amendment affecting the rights (including rights or protections with respect to tax consequences of common unitholders) of both the common unitholders and preferred unitholders, the holders of a majority of the Common Units and the holders of a majority of the Preferred Units.
Notwithstanding clauses (a) or (b) above, certain limited amendments, as set forth in the LLC Agreement, may be made with the consent of the Board of Directors and without the need to seek the consent of any common unitholder or preferred unitholder.
Merger, Sale or Other Disposition of Assets
Subject to any restrictions of the 1940 Act and applicable law, the Board of Directors may, without the approval of our unitholders, cause us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or series of transactions, or approve on our behalf, the sale, exchange or disposition of all or substantially all of our assets. Our Board of Directors may also cause the sale of all or substantially all of our assets under a foreclosure or other realization without unitholder approval. Unitholders are not entitled to dissenters’ rights of appraisal under the LLC Agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event.
Waiver of Jury Trial
BUSINESS.32677445.2

Pursuant to the LLC Agreement, unitholders waive the right to a jury trial for any claim or cause of action directly or indirectly based upon or arising out of the LLC Agreement.
Term of the Company
The term of the Company shall continue until the fourth anniversary of the expiration of the Investment Period, subject to extension for up to an additional one-year period pursuant to the Adviser’s recommendation with the approval of the Board of Directors and the approval of the unitholders unless the Company is sooner dissolved, or by operation of law. Unless the term is extended, the Board of Directors, to the extent consistent with its fiduciary duties, will use its commercially reasonable efforts to wind down or liquidate and dissolve the Company.
Books and Reports
We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis in accordance with U.S. GAAP. For financial reporting purposes, our fiscal year is a calendar year ending December 31.

BUSINESS.32677445.2